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                                                                Exhibit 10(m)(5)

                                 FIFTH AMENDMENT

                                       TO

                       HUNTINGTON BANCSHARES INCORPORATED

                             1983 STOCK OPTION PLAN
                             ----------------------

     Effective August 21, 1996, the Huntington Bancshares Incorporated 1983 Stock Option Plan (the "Plan") shall be amended as follows:

     1. Section 5(f) of the Plan is hereby deleted in its entirety and substituted in lieu and in place thereof is the following new Section 5(f):

          "(f) Except as provided below, no option shall be transferable by the optionholder, except by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by such optionholder. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the option, shall thereupon cause the option to terminate and be cancelled, and such option shall then be null and void and without effect.

          Notwithstanding the above, an optionholder may, to the extent provided in this Plan: (a) designate in writing a beneficiary to exercise his or her Non-Statutory Stock Option after the optionholder's death; (b) transfer a Non- Statutory Stock Option to a revocable inter vivos trust as to which the optionholder is the settlor; and (c) transfer a Non-Statutory Stock Option for no consideration to any of the following permissible transferees (each a "Permissible Transferee"):
          (w) any member of the Immediate Family of the optionholder to whom such Non-Statutory Stock Option was granted, (x) any trust solely for the benefit of members of the optionholder's Immediate Family, or (y) any partnership whose only partners are members of the Optionholder's Immediate Family; and further provided that (i) the transferee shall remain subject to all of the terms and conditions applicable to such Non- Statutory Stock Options prior to and after such transfer; and
          (ii) any such transfer shall be subject to and in accordance with the rules and regulations prescribed by the Committee in accordance with
          Section 5. Any such transfer to a Permissible Transferee shall consist of one or more options covering a minimum of five thousand (5,000) option shares. A Non- Statutory Stock Option may not be retransferred by a Permissible Transferee except by will or the laws of descent and distribution and then only to another Permissible Transferee. In the case of (b) and (c) the


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          option shall only be exercisable by the trustee or Permissible
          Transferee, as applicable. For the purposes of this Section 4, "Immediate Family" means, with respect to a particular optionholder, such optionholder's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships."

     2. The last sentence of Section 5(k) is hereby deleted in its entirety.